Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF SOLAR ENERGY INITIATIVES, INC.

Under Section 242 of the General Corporation Law

The undersigned, the Chief Executive Officer and President of the corporation, do hereby certify as follows:

FIRST: The name of the corporation is:

SOLAR ENERGY INITIATIVES, INC.

SECOND: The certificate of incorporation of the Corporation is hereby amended by replacing Article Fourth, in its entirety, with the following:

FOURTH: The Corporation is authorized to issue two classes of stock.  One class of stock shall be common stock, par value $0.001, of which the Corporation shall have the authority to issue 750,000,000 shares.  The second class of stock shall be blank check preferred stock, par value $0.001, of which the corporation shall have the authority to issue 10,000,000 shares.  The preferred stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

THIRD: That, pursuant to resolution of its Board of Directors, a stockholders vote of said corporation was carried out by written consent in accordance with Section 288 of the General Corporation Law of the State of Delaware, by which shareholder vote the necessary number of shares as required by statute were voted as in favor of the amendment.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation, as amended, to be signed by David Fann, its CEO, and Michael Dodak, its President, this 17th day of March 2011.

SOLAR ENERGY INITIATIVES, INC.
By: /s/ David Fann	By: /s/Michael Dodak
Name: David Fann	Name: Michael Dodak
Title: CEO	Title: President